                                                                    EXHIBIT 10.8


--------------------------------------------------------------------------------



                                   SUBLEASE


                                    Between


                         CS FIRST BOSTON CORPORATION,

                                                    Sublessor


                                      And


                          MICHAEL STRAUSS, INC. D/B/A
                            AMERICAN HOME MORTGAGE,

                                                    Subtenant



                                   Premises:


                             The Entire 28th Floor
                                  at Tower 49
                              12 East 49th Street
                              New York, New York

                        Dated: As of February 15, 1996


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

     SECTION                                                                PAGE
     -------                                                                ----

1.   DEMISE AND TERM.........................................................  1

2.   SUBORDINATE TO OVERLEASE................................................  2

3.   INCORPORATION BY REFERENCE..............................................  2

4.   PERFORMANCE BY SUBLESSOR................................................  4

5.   NO BREACH OF OVERLEASE..................................................  6

6.   NO PRIVITY OF ESTATE....................................................  6

7.   INDEMNITY...............................................................  6

8.   WAIVER OF SUBROGATION...................................................  7

9.   FIXED RENT..............................................................  7

10.  LATE CHARGES............................................................  8

11.  ADDITIONAL CHARGES......................................................  8

12.  USE..................................................................... 10

13.  CONDITION OF SUBLEASED PREMISES......................................... 10

14.  CONSENTS AND APPROVALS.................................................. 11

15.  NOTICES................................................................. 12

16.  TERMINATION OF OVERLEASE................................................ 12

17.  ASSIGNMENT AND SUBLETTING............................................... 13

18.  INSURANCE............................................................... 15

19.  ESTOPPEL CERTIFICATES................................................... 16

20.  ALTERATIONS............................................................. 16

        SECTION                                                             PAGE
        -------                                                             ----


21. RIGHT TO CURE SUBTENANT'S DEFAULTS....................................... 16

22. BROKERAGE................................................................ 17

23. WAIVER OF JURY TRIAL AND RIGHT TO COUNTERCLAIM........................... 17

24. NO WAIVER................................................................ 17

25. COMPLETE AGREEMENT....................................................... 17

26. SUCCESSORS AND ASSIGNS................................................... 17

27. INTERPRETATION........................................................... 18

28. WAIVER OF IMMUNITY AND CONSENT TO JURISDICTION........................... 18

29. SECURITY DEPOSIT......................................................... 18

30. CLEANING AND OTHER SERVICES.............................................. 20

31. SUBTENANT ELECTRICITY.................................................... 21

32. ENVIRONMENTAL MATTERS.................................................... 22

33. QUIET ENJOYMENT.......................................................... 22


EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

                                    SUBLEASE
                                    --------

           THIS SUBLEASE (this "Sublease"), dated as of the ____ day of February, 1996, by and between CS FIRST BOSTON CORPORATION, a Massachusetts corporation having an address at 55 East 52nd Street, New York, New York 10055 (herein called "Sublessor"), and MICHAEL STRAUSS, INC., a New York corporation, doing business as American Home Mortgage, having an address at 60 East 42nd Street, New York, New York (herein called "Subtenant").

                                   WITNESSETH:
                                   -----------

           WHEREAS, by lease dated May 17, 1984 by and between Solstead Associates, a New York limited partnership, predecessor in interest to Kato Real Estate Corporation (which latter entity and any subsequent landlord under the Overlease are hereinafter collectively referred to as "Overlandlord"), as landlord, and Sublessor, as tenant, as amended by that certain First Modification of Lease Agreement, dated as of September 15, 1984 (the "First Modification"), that certain Second Modification of Lease Agreement, dated as of December 16, 1986 (the "Second Modification"), that certain Third Modification of Lease Agreement, dated as of September 1, 1990 (the "Third Modification"), and that certain First Supplement to Lease, dated as of July 29, 1994 (the "First Supplement"; as so amended, the "Overlease"), Overlandlord leased to Sublessor certain space located in the building more particularly described in the Overlease and known as Tower 49, and having the street address 12 East 49th Street, New York, New York (the "Building"); and

           WHEREAS, Subtenant desires to lease from Sublessor certain space consisting of the entire twenty-eighth (28th) floor of the Building, all as more particularly described herein.

           NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

           1. DEMISE AND TERM. (a) Subject to the terms of this Sublease,
              ---------------
Sublessor hereby leases to Subtenant, and Subtenant hereby hires from Sublessor, those certain premises (herein called the "Subleased Premises") consisting of the entire twenty-eighth (28th) floor of the Building, as more particularly identified on Exhibit A annexed hereto and made a part hereof, containing those items of office furniture presently located in the Subleased Premises which are identified on Exhibit C annexed hereto and made a part hereof (the "Furniture"). The term of this Sublease shall be the period commencing on February 15, 1996 (the "Commencement Date") and expiring at midnight on September 13, 1999 (the "Expiration Date"), unless sooner terminated as herein provided. In the event that Subtenant shall occupy any portion of the Subleased Premises prior to the Commencement Date, Subtenant agrees to be bound by all of the terms and conditions of this Sublease with respect to such use and occupancy. Sublessor and Subtenant shall, upon the request of either such party, promptly execute and deliver a statement setting forth the Commencement Date.

           (b) Subtenant expressly waives any right to rescind this Sublease under Section 223-a of the New York Real Property Law ("Section 223-a") or any other present or future law of similar import then in effect with respect to all or any portion of the Subleased Premises, and further expressly waives any right to recover any damages which may result from Sublessor's failure or inability to deliver possession of all or any portion of the Subleased Premises on the Commencement Date. Subtenant agrees that the provisions of this Section are intended to constitute "an express provision to the contrary" within the meaning of Section 223-a.

           2. SUBORDINATE TO OVERLEASE. This Sublease is and shall be subject
              ------------------------
and subordinate to the Overlease, and to the matters to which the Overlease is or shall be subject and subordinate. A true and correct copy of the Overlease (with certain deletions of rental information set forth therein) (a) has been delivered to and examined by Subtenant, (b) is annexed hereto as Exhibit B, and
(c) is made a part hereof.

           3. INCORPORATION BY REFERENCE. (a) The terms, covenants and
              --------------------------
conditions of the Overlease are incorporated herein by reference so that, except to the extent that they are modified by the provisions of this Sublease for the purpose of incorporation by reference, each and every term, covenant and condition of the Overlease binding or inuring to the benefit of Overlandlord with respect to the Subleased Premises shall, in respect of this Sublease, bind or inure to the benefit of Sublessor, and each and every term, covenant and condition of the Overlease binding or inuring to the benefit of the tenant thereunder with respect to the Subleased Premises shall, in respect of this Sublease, bind or inure to the benefit of Subtenant with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease, except to the extent that any such terms, covenants or conditions by their nature or intent relate to premises other than the Subleased Premises, and as if (i) references in the Overlease to the "Premises" shall be deemed to refer to the "Subleased Premises" hereunder, (ii) references in the Overlease to "Landlord" and to "Tenant" shall be deemed to refer to "Sublessor" and "Subtenant" hereunder, respectively, (iii) references in the Overlease to the "Fixed Rent" and "Additional Rent" shall be deemed to refer to the "Fixed Rent" and "Additional Charges" hereunder, respectively, and (iv) references in the Overlease to the "Term" shall be deemed to refer to the "term of this Sublease". It is further understood and agreed that where reference is made in the Overlease to the "Lease" the same shall be deemed to refer to this "Sublease". The time limits contained in the Overlease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right, remedy or option, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by three (3) days, so that in each instance Subtenant shall have three (3) days less time to observe or perform hereunder than Sublessor has as the tenant under the Overlease. If the Overlease, as incorporated herein, only allows five (5) days or less for Subtenant to perform any act or to correct any failure relating to the Subleased Premises or this Sublease, then. except in the event of an emergency, Subtenant shall nevertheless be allowed three (3) days to perform any such act or to correct any such failure.

           (b) The following provisions of the Overlease and Exhibits annexed thereto shall be deemed deleted for the purposes of incorporation by reference in this Sublease:

     the preamble; Article 1; Section 2.02(r) (references to Exhibits B, D, E, G and H only); Section 3.01; Article 4; Section 5.02(a)(iv) (reference to Work Letter in the second sentence only); Section 5.06 (reference to Landlord's Work in the first sentence only); Section 6.01(a); Section 6.01(b); Section 6.01(f); Section 6.01(h); Section 6.02(e); Section 8.03 (amounts of insurance only); Section 10.01 (reference to Article 4, Exhibit D and right to make "structural changes" in first sentence only); Section 10.08; Section 12.01 (second, third and fourth sentences only); Section 12.03; Section 13.05; Section 14.03 (second sentence only); Section 22.01;
     Section 22.02; Section 22.03; Section 22.04; Section 22.05; Section 23.06;
     Section 30.02(d); Article 31; Section 34.01 (last sentence only); Section 35.01; Article 36; Section 39.01; Section 39.02; Article 40; Section 42.01;
     Section 42.04; Section 42.05; Article 43; Article 44; Section 45.02;
     Section 45.03; Section 45.05;. Section 45.06; Section 45.07 (second sentence only); Article 46; Exhibit B; Exhibit D; Exhibit E; Exhibit G; Exhibit H; the First Modification; the Second Modification; and the Third Modification.

For purposes of incorporation by reference of the Overlease, the following provisions shall apply: the words "to be" in the first sentence of Section 13.01 shall be deemed deleted; and all references in Article 14 and elsewhere in the Overlease to the "Cleaning Contract" shall be deemed to mean that certain Cleaning Contract, dated of even date with the Overlease, between Solstead Associates ("Solstead") and Sublessor, as the same has been assigned by Solstead (the "Cleaning Agreement").

           (c) For purposes of incorporation by reference of the Overlease, where reference is made in the following Sections, Article and Exhibit to "Landlord", the same shall be deemed to mean "Overlandlord":

     Section 5.06 (first sentence only); Section 8.05; Section 11.01; Section 11.02; Section 12.01 (first sentence only); Section 12.02; Section 13.02 (fifth and sixth sentences only); Section 14.06; Section 15.01; Section
     15.02 (the first use of the word "Landlord" in the first sentence only);
     Section 15.03(b); Section 16.03 (first sentence only); Section 16.05;
     Section 24.04; Article 32; Section 39.03; and Exhibit C.

           (d) For purposes of incorporation by reference of the Overlease, where reference is made in the following Sections and Article to "Landlord", the same shall be deemed to mean "Overlandlord" and "Sublessor":

     Section 5.06 (third and fourth sentences only); Section 8.02(a); Section 8.08; Section 10.01; Section 10.02(a); Section 10.02(b); Section 10.02(c);
     Section 10.04: Section 10.05; Section 10.07; Section 14.04; Section 14.05;
     Section 14.08; Section 15.03(a); Section 15.04; Section 15.05; Section
     16.03 (the first use of the word "Landlord" in the second sentence only);
     Section 16.06; Section 17.01(d)(iii); Section 21.05(b); Section 23.01;
     Section 23.02; Section 23.03; Section 23.04; Section 23.05; Section 24.01;
     Section 24.02; Section 24.03; Section 25.01; Section 25.02; Section 30.01 (and the reference therein to "Exhibit C" shall be deemed to refer to "Exhibit F"); Section 33.01; Section 34.01; Section 37.01; and Article 20; where reference is made in any provision of the Overlease to the renewal or extension option, each such provision shall be construed as though there were no renewal or extension option set forth in the Overlease; and where reference is made in any provisions of the Overlease to the Work Letter or use of the roof or basement space, each such provision shall be construed as though there were no Work Letter or use of the roof or basement space set forth in the Overlease.

           (e) If any of the express provisions of this Sublease shall conflict with any of the provisions incorporated by reference, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease.

           4. PERFORMANCE BY SUBLESSOR. (a) Any obligation of Overlandlord under
              ------------------------
the Overlease which, pursuant to the incorporation by reference set forth in
Section 3 hereof, is to be performed by Sublessor, shall be observed or performed by Sublessor using reasonable and diligent efforts to cause Overlandlord to observe and/or perform the same, and Sublessor shall have a reasonable time within which to enforce its rights to cause such observance or performance. Any obligation of Sublessor under this Sublease, to the extent that it is (i) not an obligation of Overlandlord under the Overlease (as incorporated herein by reference), and (ii) specifically set forth in this Sublease as an obligation of Sublessor and not of Overlandlord, shall be observed and performed by Sublessor. Subtenant shall not in any event have any rights in respect of the Subleased Premises greater than Sublessor's rights under the Overlease. Except as otherwise set forth in Section 3 hereof or elsewhere in this Sublease, Sublessor agrees that Subtenant shall have and enjoy the same rights which Sublessor, as tenant under the Overlease, has to performance by Overlandlord of any service, repair, alteration or other similar obligation which is the obligation of Overlandlord to perform in respect of the Subleased Premises pursuant to those provisions of the Overlease incorporated herein by reference; provided, however, that, except for Sublessor's obligation to use reasonable and diligent efforts to cause Overlandlord to observe or perform its obligations pursuant to the Overlease, as set forth herein, and except as expressly set forth to the contrary in this Sublease, in no event shall Sublessor have any obligation or responsibility whatsoever to provide or perform any such service, repair, alteration or other similar obligation including, but not limited to, the obligation of Overlandlord to (i) make restorations or repairs after damage to the Building or the Subleased Premises by fire or other casualty or after condemnation pursuant to Articles 15 and 16 of the Overlease, (ii) make the repairs or alterations referred to in

Article 11 of the Overlease, or (iii) provide the services specified in Article 12, Section 13.05, Article 14 and Article 25 of the Overlease. Subtenant further acknowledges and agrees that each such obligation shall be provided or performed by Overlandlord and not by Sublessor. No failure to furnish, or interruption of, any such services or facilities shall give rise to any (x) abatement, diminution or reduction of Subtenant's obligations under this Sublease, except as set forth in Subsection 4(b) hereof, (y) constructive eviction, whether in whole or in part, or (z) liability on the part of Sublessor.

           (b) If Overlandlord does not perform or observe any of the agreements, covenants, obligations, terms, provisions or conditions under the Overlease on its part to be performed or observed (collectively, "Overlandlord's Obligations") (including any obligation for the payment of money or any failure or delay on Overlandlord's part in providing any services or in making any repairs or alterations, or in performing or observing any similar obligation of Overlandlord under the Overlease), Sublessor shall have no liability therefor to Subtenant and shall be excused from performance of the corresponding obligations which may be owed by Sublessor to Subtenant under this Sublease. However, Subtenant, pursuant to the provisions of Section 4(c) hereof, may fully enforce Sublessor's rights against Overlandlord in respect of any such default insofar as the same relate to the Subleased Premises, and if and to the extent that Sublessor shall receive any abatement of Fixed Rent or Additional Rent in respect of the Subleased Premises, the Fixed Rent and Additional Charges due under this Sublease shall abate to any such extent, less any costs or expenses incurred by Sublessor in obtaining any such abatement.

           (c) If Subtenant shall notify Sublessor that Overlandlord is not supplying services to the Subleased Premises or otherwise not performing any of Overlandlord's Obligations as required under the Overlease, Sublessor shall use all reasonable efforts to cause Overlandlord to comply with Overlandlord's Obligations; provided, however, that (unless otherwise expressly provided herein) in no event shall Sublessor be obligated to (i) commence or maintain any action or proceeding at law or in equity, or (ii) otherwise expend any sums of money to compel Overlandlord to perform or observe its obligations under the Overlease. If, following a reasonable time within which Sublessor has expended such reasonable efforts as aforesaid, Overlandlord shall fail to perform such Overlandlord's Obligations, Sublessor shall, upon notice, permit Subtenant, at Subtenant's sole cost and expense, to enforce Sublessor's rights against Overlandlord with respect to the Subleased Premises in Sublessor's name or in Subtenant's name as agent for Sublessor, and Subtenant shall and hereby does agree to indemnify Sublessor in respect thereof in accordance with the terms of
Section 7 hereof. Sublessor shall, at no expense to Sublessor, provide its reasonable cooperation to Sublessee.

           5. NO BREACH OF OVERLEASE. (a) Sublessor represents and warrants to
              ----------------------
Subtenant that (i) the Overlease is in full force and effect and, except as otherwise set forth herein, has not been modified or amended, (ii) Sublessor has not received any notice of default from Overlandlord, (iii) to the best of Sublessor's knowledge, Overlandlord is not in material default on the date hereof in its respective obligations pursuant to the terms of the Overlease, (iv) Sublessor has not received notice of any occurrence which, with the giving of notice or the passage of time, or both, would constitute a material default on the part of either Sublessor or Overlandlord, respectively, pursuant to the terms of the Overlease, (v) Sublessor is in compliance with Sections 22.04(b) and (d) of the Overlease, (vi) Sublessor has good title to the items of office furniture identified on Exhibit C annexed hereto and may license the use of the same to Subtenant and (vii) as of the date hereof, Sublessor has no claims, counterclaims, offsets or deductions against Fixed Rent payable under the Overlease or otherwise with respect to Overlandlord in respect of the Overlease; provided, however, that the representation and warranty made pursuant to the preceding subsection (iv) hereof does not constitute a waiver of any such claims, counterclaims, offsets or deductions, and is made solely for the benefit of Subtenant and may not be relied upon by any third party including, but not limited to, Overlandlord.

           (b) Neither party hereto shall do or permit to be done any act or thing which may constitute a breach or violation of any term, covenant or condition of the Overlease by the landlord or tenant thereunder, as applicable, with respect to the Subleased Premises, whether or not such act or thing is permitted under the provisions of this Sublease.

           6. NO PRIVITY OF ESTATE. Nothing contained in this Sublease shall be
              --------------------
construed to create private of estate or of contract between Subtenant and Overlandlord.

           7. INDEMNITY. (a) Subtenant shall and hereby does indemnify, defend
              ---------
and hold harmless Sublessor from and against any and all losses, costs, damages, expenses and liabilities (including, but not limited to, attorneys' fees and expenses), which Sublessor incurs or pays out by reason of (i) any accidents, damages or injuries to persons or property occurring in, on or about the Subleased Premises, (ii) any work done in or to the Subleased Premises by or on behalf of, or at the direction of, Subtenant, (iii) any act, omission or negligence on the part of Subtenant and/or its officers, employees, agents, customers, invitees, licensees, or permitted further subtenants or assigns, or any person claiming through or under Subtenant and/or its officers, employees, agents, customers, invitees, licensees, or permitted further subtenants or assigns with respect to the Building or the Subleased Premises, (iv) Subtenant's enforcement of Sublessor's rights against Overlandlord with respect to the Subleased Premises in Sublessor's name or in Subtenant's name as agent for Sublessor pursuant to Section 4 or Subsection 11(b) hereof, (v) Subtenant's failure to comply with the covenants set forth in Subsection 5(b) hereof, (vi) Subtenant's use, maintenance or removal of the Furniture (as such term is defined in Section 1 hereof), (vii) any violation of Subtenant's covenants set forth herein, or (viii) any other breach or default hereunder on Subtenant's part. Notwithstanding anything to the contrary set forth herein, the foregoing indemnification shall not apply to any loss, cost, damage or expense suffered by Sublessor solely as a result of Sublessor's willful misconduct or willful default hereunder. The indemnification set forth in this Section 7 shall survive the Expiration Date or sooner termination of the term of this Sublease.

           (b) Sublessor shall and hereby does indemnify, defend and held harmless Subtenant from and against any and all losses, costs, damages, expenses and liabilities (including, but not limited to, attorneys' fees and expenses), which Subtenant incurs or pays out by reason of (i) breach of the representations and warranties of Sublessor as set forth in Section 5 hereof,
(ii) any violation of Sublessor's covenants set forth in Section 30, (iii) any act, omission or negligence on the part of Sublessor and/or its officers, employees, agents, customers, invitees, licensees, or any person claiming through or under Sublessor and/or its officers, employees, agents, customers, invitees, licensees, with respect to the Subleased Premises, (iv) Sublessor's failure to comply with the covenants set forth in Subsection 5(b) hereof, or (v) any other breach or default hereunder on Sublessor's part.

           8. WAIVER OF SUBROGATION. Subtenant agrees to cause its insurance
              ---------------------
carriers to include any classes or endorsements in favor of Overlandlord including, but not limited to, waivers of the right of subrogation, which Sublessor is required to provide pursuant to the provisions of the Overlease.

           9. FIXED RENT. (a) Except as provided in Section 9(b), Subtenant
              ----------
shall pay to Sublessor rent (herein called "Fixed Rent") hereunder at the rate of Three Hundred Fifty Thousand Seven Hundred Fifty and 00/100 Dollars ($350,750.00) per annum in equal monthly installments of Twenty-Nine Thousand Two Hundred Twenty-Nine and 16/100 Dollars ($29,229.16) in advance on the first day of each month during the term of this Sublease, commencing on the Commencement Date (such date is referred to herein as the "Rent Commencement Date").

           (b) Sublessor shall abate one hundred percent (100%) of the monthly Fixed Rent for the first eight full months and the thirteenth month of the term of this Sublease.

           (c) Fixed Rent shall be paid in advance to Sublessor on the first day of each and every month during the term of this Sublease in lawful money of the United States by check drawn on a bank which is a member of the New York Clearing House Association at the address of Sublessor set forth in the first paragraph of this Sublease to the attention of the Secretary and Manager of Facilities, or to such other person and/or at such other address as Sublessor may from time to time designate by notice in writing to Subtenant. All other amounts payable by Subtenant to Sublessor under the terms of this Sublease (hereinafter called "Additional Charges") shall be paid within ten (10) days of notice of same from Sublessor to Subtenant in the manner set forth aforesaid. If for any reason whatsoever the term of this Sublease shall expire or be sooner terminated on a date which is not the last day of the month, Fixed Rent shall be prorated based upon the number of days in any such month. Fixed Rent and Additional Charges shall be paid promptly when due, without notice or demand therefor, and without deduction, abatement, counterclaim or setoff of any amount or for any reason whatsoever. Unless otherwise expressly permitted pursuant to the terms of this Sublease, no payment by Subtenant or receipt by Sublessor of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Fixed Rent or Additional Charges, nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Sublessor may accept any check or payment without prejudice to Sublessor's right to recover the balance due, if any, or to pursue any other remedy available to Sublessor.

           10. LATE CHARGES. If payment of any Fixed Rent or Additional Charges
               ------------
shall not have been paid within ten (10) days after the date on which such amount was due and payable hereunder, a late charge calculated by multiplying an annual rate equal to one percent (1%) over the rate of interest publicly announced from time to time by Citibank, N.A. in New York, New York as its base rate by the sum so due and owing shall be added to the sum due and shall be deemed Additional Charges hereunder. Nothing in this Section contained and no acceptance of late charges by Sublessor shall be deemed to extend or change the time for payment of Fixed Rent or Additional Charges.

           11. ADDITIONAL CHARGES. (a) In addition to the Fixed Rent reserved in
               ------------------
Section 9 hereof, Subtenant covenants and agrees to pay to Sublessor, as Additional Charges, the following:

          (i) Subtenant's Proportionate Share (as hereinafter defined) of all sums which Sublessor is required to pay to Overlandlord with respect to the Overlease Space (as hereinafter defined) pursuant to (x) Article 6 of the Overlease with respect to the term of this Sublease in respect of (A) Operating Expenses (as defined in Exhibit C to the Overlease) in excess of Base Operating Expenses (as hereinafter defined) and (B) Taxes (as defined in Subsection 6.01(g) of the Overlease) in excess of Base Taxes (as hereinafter defined), (y) Article 7 of the Overlease in respect of Building Electricity Costs (as defined in Section 7.01(a) of the Overlease) in excess of Building Electricity Costs for the base calendar year 1996, and
     (z) subject to Section 30 hereof, Article 4 of the Cleaning Agreement (or in the event of the termination of the Cleaning Agreement, pursuant to Subsection 14.0 1(b)(ii) of the Overlease) in respect of cleaning cost escalation in excess of cleaning costs for the base calendar year 1996. For purposes hereof, the term "Base Taxes" as used in the Overlease, as incorporated herein by reference, shall mean all Taxes applicable to the Building for fiscal tax year 1996-1997, and the term "Base Operating Expenses" as used in the Overlease, as incorporated herein by reference, shall mean all Operating Expenses applicable to the Building for calendar year 1996. The term "Tax Year" as used in the Overlease, as incorporated herein by reference, shall mean each period of twelve (12) months commencing on January 1st of each year. Increases in Taxes during the term of this Sublease, if any, shall be effective as of January 1 of each year during the term of this Sublease. The term "Subtenant's Proportionate Share" shall mean that fraction, the numerator of which is the rentable area of the Subleased Premises and the denominator of which is the rentable area of all of the space leased by Sublessor under the Overlease (the "Overlease Space"). The parties hereto irrevocably agree that Subtenant's Proportionate Share, expressed as a percentage, is five percent (5%);

           (ii) All sums payable for or on account of additional cleaning services in respect of the Subleased Premises including, without being limited to, pursuant to Sections 1 and 16 of the Cleaning Agreement; and

           (iii) Any other sums which become due and payable by Sublessor to Overlandlord as Additional Rent (as such term is used in the Overlease) or otherwise which would not have become due and payable but for the acts and/or failures to act of Subtenant under this Sublease, including, but not limited to: (x) any increase in Overlandlord's fire, rent or other insurance premiums as provided in Subsection 8.02(a) of the Overlease resulting from any act or omission of Subtenant; (y) any additional charges to Sublessor on account of Subtenant's use of heating, ventilation or air conditioning as provided in Section 12.02 of the Overlease; and (z) elevator service after hours or in excess of normal usage in respect of the Subleased Premises, as provided in Sections 45.05 and 45.07 of the Overlease.

           (b) The parties hereto agree that Sublessor shall in no event be liable to Subtenant nor shall Subtenant be excused from the performance or observance of any of its obligations to be performed or observed under this Sublease, or entitled to terminate this Sublease or to receive any reduction in or abatement of the annual Fixed Rent, Additional Charges and other charges provided for in this Sublease, because of any error in any statement submitted by Overlandlord, except as may be permitted to Sublessor as tenant under the Overlease. If Overlandlord shall fail to correct any such statement which is contested by Subtenant, Sublessor shall, upon notice, permit Subtenant, at Subtenant's sole cost and expense, to enforce Sublessor's rights against Overlandlord with respect to such statement in Sublessor's name or in Subtenant's name as agent for Sublessor, provided that Subtenant indemnifies Sublessor therefor in accordance with the terms of Section 7 hereof. Sublessor agrees to cooperate with Subtenant in such action and shall execute any and all documents reasonably required in furtherance of such action. In the event that as a result of Subtenant's action Sublessor shall receive a refund relating to such contested statement, Sublessor shall pay to Subtenant, out of such refund, an amount equal to the reasonable costs and expenses incurred by Subtenant in connection therewith upon presentation of receipted bills therefor, and Subtenant's proportionate share of the balance of such refund, as applicable. If Sublessor receives any notice or demand from Overlandlord in respect of the Subleased Premises, Sublessor shall promptly forward a copy thereof to Subtenant. In the event of any dispute concerning the accuracy of any Additional Charges imposed upon Subtenant, Subtenant agrees to pay any such disputed Additional Charges promptly upon demand therefor.

           (c) Sublessor shall provide Subtenant with copies of all relevant statements with respect to Additional Charges, Additional Rent and other charges provided for in this Sublease, together with survey results of Overlandlord received by Sublessor relating, directly or indirectly, to the Subleased Premises, and any item of Additional Charges payable by Sublessor pursuant to the provisions of the Overlease, together with a statement or statements, with appropriate computations, of such amounts, if any, which Subtenant is thereafter required to pay hereunder. Any failure or delay on the part of Sublessor to bill Subtenant (or send copies of relevant statements or survey results of Overlandlord received by Sublessor) shall not operate as a waiver of Sublessor's rights hereunder to collect any such Additional Charges.

           (d) Subtenant's obligations to pay any Additional Charges during the use and occupancy of the Subleased Premises by Subtenant or its successors and assigns, and Sublessor's obligation to refund any overpayment, if any, hereunder shall survive the Expiration Date or sooner termination of the term of this Sublease and, except as may be herein provided, all sums payable by Subtenant to Sublessor pursuant to this Sublease as Additional Charges shall be collectible by Sublessor at the same time and in the same manner as Fixed Rent.

           (e) In the event that the Building air-cooling and/or heating system is divided into zones within the Building and Subtenant requests any additional or off-hour services, Subtenant shall pay the entire cost of such services as Additional Charges, notwithstanding the fact that other tenants or subtenants in the service zone may benefit from such services. However, in the event that another tenant or subtenant requests such off-hour services and Subtenant receives the benefit thereof as a consequence of being within the same service zone as such other tenant, and Subtenant has not requested any such services, Subtenant shall have no obligation to pay for any portion of such services. In the event that both Subtenant and another tenant or subtenant request additional or off-hour services of air-cooling and/or heating, the cost of such services as described above shall be paid by Subtenant and such other tenant or subtenant on a pro rata basis in accordance with the square footage of each party's premises
  --- ----
within the same service zone of the Building.

           12. USE. Subject to the terms of Section 3 hereof, Subtenant shall
               ---
use and occupy the Subleased Premises for any use permitted pursuant to Article 5 of the Overlease, as the same has been incorporated herein, and for no other purpose. Subtenant shall comply with the temporary or permanent certificate of occupancy relating to the Subleased Premises and with all Legal Requirements (as such term is defined in Section 2.01 of the Overlease), and requirements of the board of fire underwriters and/or the fire insurance rating organization or similar organization performing the same or similar functions, whether now or hereafter in force, having or claiming authority over the Subleased Premises.

          13. CONDITION OF SUBLEASED PREMISES. (a) Supplementing the terms of
              -------------------------------
Section 42.02 of the Overlease, and except as otherwise expressly set forth in this Sublease, Subtenant acknowledges and agrees that it is leasing the Subleased Premises "as is" and Sublessor is not required to perform any work or expend any monies in connection with the space demised pursuant to the terms of this Sublease. In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections of the Subleased Premises as Subtenant has chosen to make or has made. Subtenant acknowledges that Sublessor has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections of the Subleased Premises.

           (b) The parties hereto agrees that (i) Subtenant shall accept possession of the Furniture in its "as is, where is" condition and (ii) Sublessor has made no representations or warranties of any kind (including, but not limited to, warranties of fitness for any particular use or purpose) with respect to the Furniture. Subtenant agrees to maintain the Furniture in the condition accepted and, subject to the next succeeding sentence, upon the Expiration Date or termination of this Sublease, to surrender possession of the Furniture to Sublessor in the same condition, subject to ordinary use, wear and tear and natural deterioration. Subtenant shall have the option, upon written notice to Sublessor given no earlier than sixty (60) days and no later than thirty (30) days prior to the expiration of this Sublease, to purchase the Furniture at such cost equal to the fair market value of the Furniture on the day such Notice is deemed given pursuant to this Sublease, as such cost is agreed upon by the parties. In the event the parties are unable to agree upon the fair market value of the Furniture, such fair market value shall be determined by a reputable independent appraiser designated by Sublessor and reasonably approved by Subtenant. The fees and disbursements of such appraiser shall be borne equally by Sublessor and Subtenant. Subtenant shall repair or replace at its own expense any Furniture accepted in accordance herewith not in the condition required to be maintained hereunder and, in the event Subtenant fails to do so, Subtenant agrees that Sublessor shall have the right, but not the obligation, to so repair or replace and to charge Subtenant therefor as and for Additional Charges. Sublessor and Subtenant agree that Subtenant shall in no event violate the terms of the Overlease in connection with the use and maintenance of the Furniture. Subtenant agrees promptly to repair any damage to the Subleased Premises (or reimburse Sublessor for the reasonable cost thereof) caused by the use and maintenance of the Furniture. Subtenant further agrees to indemnify, defend and hold harmless Sublessor from any suit, claim, damage, judgment, loss, cost or expense arising out of Subtenant's use of the Furniture.

           (c) Sublessor represents to Subtenant that, to the best of Sublessor's knowledge, the Building elevators, air conditioning, heating, ventilating, plumbing, water, lighting and electrical power facilities used in connection with the Subleased Premises are in good working order on the date hereof; provided, however, that the foregoing representation (i) shall not constitute a warranty of any nature whatsoever, and (ii) does not modify or otherwise affect in any manner Sublessor's obligation to deliver and Subtenant's obligation to sublease the Subleased Premises in their "as is" condition as set forth in Subsection 13(a) hereof.

           14. CONSENTS AND APPROVALS. Supplementing the terms of Article 38 of
               ----------------------
the Overlease, in any instance when Sublessor's consent or approval is required under this Sublease, Sublessor's refusal to consent to or approve any matter or thing shall be deemed reasonable if, inter alia, such consent or approval has
                                     ----- ----
not been obtained from Overlandlord.

           15. NOTICES. All notices, consents, approvals, demands and requests
               -------
which are required or desired to be given by either party to the other hereunder shall be in writing, addressed as hereinafter set forth, and shall be sent by
(a) United States registered or
certified mail and deposited in a United States post office, return receipt requested and postage prepaid. (b) hand delivery or (c) overnight courier service. Notices, consents, approvals, demands and requests which are served upon Sublessor or Subtenant in the manner provided herein shall be deemed to have been given or served for all purposes hereunder on the third (3rd) day following the date on which such notice, consent, approval, demand or request shall have been delivered for deposit in a United States post office, addressed as provided herein, or when received by hand or courier as aforesaid by the addressee hereinafter set forth. All notices, consents, approvals, demands and requests given to Subtenant shall be addressed to Subtenant at the following address, or at such other place or to such other addressee as Subtenant may, from time to time, designate in a notice given in accordance with the provision of this Section: 12 East 49th Street, New York, New York with a copy addressed to: Robinson Brog Leinwand Greene Genovese & Gluck P.C., 1345 Avenue of the Americas, New York, New York 10105-0143, Attention: Roy A. Jacobs, Esq. All notices, consents, approvals, demands and requests given to Sublessor shall be in duplicate, and until such time as Sublessor shall designate otherwise, one such duplicate shall be addressed to Sublessor at its address set forth in the first paragraph of this Sublease to the attention of the Director of Corporate Services, and the other duplicate shall be addressed to Shearman & Sterling, Citicorp Center, 153 East 53rd Street, New York, New York 10022, Attention: Real Estate Notices CMS 2962/2496. Sublessor may from time to time change the names and/or addresses to which notices, consents, approvals, demands and requests given to Sublessor shall be addressed and sent as aforesaid, by designating such other names and/or addresses in a notice given in accordance with the provisions of this Article.

           16. TERMINATION OF OVERLEASE. If for any reason the term of the
               ------------------------
Overlease shall terminate prior to the Expiration Date, this Sublease shall thereupon be terminated. Notwithstanding the foregoing (but subject to the terms of the Overlease), Subtenant covenants and agrees that if for any, reason the term of the Overlease shall terminate prior to the Expiration Date or Overlandlord shall otherwise succeed to the estate of Sublessor in respect of the Subleased Premises, Subtenant shall and hereby does waive any right to surrender possession of the Subleased Premises or to terminate this Sublease and, at Overlandlord's election, Subtenant agrees to be bound to Overlandlord for the balance of the term of this Sublease and to attorn to and recognize Overlandlord as its landlord under all of the then executory terms of this Sublease, except that Overlandlord shall not be (a) liable for any previous act, omission or negligence of Sublessor under this Sublease, (b) subject to any counterclaim, defense or offset not expressly provided for in this Sublease theretofore accruing to Subtenant against Sublessor, (c) bound by any previous modification or by any previous prepayment of more than one month's Fixed Rent and Additional Charges unless paid as provided in this Sublease, or (d) obligated to perform any repairs or other work in the Subleased Premises or the Building beyond Overlandlord's obligations under the Overlease, and Subtenant agrees to execute and deliver such instruments as Overlandlord may reasonably request to evidence and confirm such attornment.

           17. ASSIGNMENT AND SUBLETTING. (a) Except as expressly provided in
               -------------------------
this Article 17, Subtenant shall not, by operation of law or otherwise, assign, sell, mortgage, pledge or in any manner transfer this Sublease or any interest herein, or sublet the Subleased Premises or any part or parts thereof, or grant any concession or license or otherwise permit occupancy of all or any portion of the Subleased Premises by any person, without the consent of (i) Sublessor, which consent shall not be unreasonably withheld or delayed if such proposed assignment or subletting is in accordance with the terms of Subsections 17(b) through (g) hereof or, if not in accordance with such provisions, may be withheld for any reason whatsoever, and (ii) Overlandlord, as set forth more fully in Article 22 of the Overlease. Subtenant shall pay, upon demand, (i) any cost, expense or fee of Overlandlord which is required to be paid in connection with any assignment, subleasing or occupancy pursuant to this Section 17, and
(ii) any cost or expense of Sublessor which is incurred by Sublessor in connection with any request for consent to any assignment, subletting or occupancy pursuant to this Section 17. For purposes of this provision, unless Subtenant shall be a "public corporation," the sale or transfer of fifty percent (50%) of the stock of Subtenant, whether in a single transfer or in transfers of lesser amounts which, when aggregated together, equal fifty percent (50%), shall be deemed an assignment of Subtenant's interest under this Sublease.

           (b) In the event that Subtenant shall desire Sublessor's consent to an assignment of this Sublease or to a subletting of all or any portion of the Subleased Premises, Subtenant shall request such consent by submitting to Sublessor a statement of the material terms and conditions of such proposed assignment or sublease and such other information as Sublessor may reasonably require. Provided that Subtenant shall not be in default under any of the terms, covenants or conditions of this Sublease, Sublessor shall not unreasonably withhold or delay its consent to any such proposed assignment or subletting if any proposed assignee or subtenant of Subtenant shall have a net worth reasonably acceptable to Sublessor. Sublessor shall notify Subtenant whether it consents to the proposed assignment or subletting within thirty (30) days from the receipt by Sublessor of Subtenant's statement as required herein.

           (c) Subject to Subsection 17(b) hereof, if Subtenant shall sublet all or any portion of the Subleased Premises, Subtenant shall pay to Sublessor, as Additional Charges hereunder, on a monthly basis, fifty percent (50%) of the amount by which (a) any rents, additional charges or other consideration payable in connection with the subletting by Subtenant (including, but not limited to, sums paid for the sale or rental of leasehold improvements and personal property in excess of, in the case of leasehold improvements and personal property actually purchased by Subtenant, the unamortized or undepreciated value thereof) exceeds (b) the sum of (i) the pro rata portion (on a rentable square foot basis) of the amount payable for Fixed Rent and Additional Charges hereunder for such portion of the Subleased Premises during the term of the subletting, (ii) any amounts paid by Subtenant under Section 17(a) hereof and (iii) any amounts paid by Subtenant on account of reasonable brokerage commissions incurred by Subtenant in connection with the particular subletting in question (amortized over the term of the subletting).

           (d) Subject to the terms of this Section 17, Subtenant shall not publicly advertise (except by listing with a broker) space in the Subleased Premises at a rental rate less than the rent at which Overlandlord or Sublessor. as the case may be, is then offering to lease comparable space in the Building, if any; provided, that the foregoing restriction shall not be deemed to prohibit Subtenant from privately offering space, or negotiating a sublease, at a lower rental rate.

           (e) Neither the consent of Sublessor to an assignment, subletting, concession or license nor the references in this Sublease to assignees, subtenants concessionaires or licensees shall in any way be construed to relieve Subtenant of the requirement of obtaining the consent of Sublessor to any further assignment or subletting or to the making of any assignment, subletting, concession or license for all or any part of the Subleased Premises. In the event Sublessor consents to any assignment of this Sublease, the assignee shall execute and deliver to Sublessor an agreement, in form and substance satisfactory to Sublessor, whereby the assignee shall assume all of Subtenant's obligations under this Sublease. Notwithstanding any assignment or subletting, including, without limitation, any assignment or subletting permitted or consented to, the original Subtenant named herein and any other person(s) who at any time was or were Subtenant shall remain fully liable on this Sublease, and if this Sublease shall be amended, modified, extended or renewed, the original Subtenant named herein and any other person(s) who at any time was or were Subtenant shall remain fully liable on this Sublease as so amended, modified, extended or renewed; provided, however, that no such amendment or other modification to this Sublease following any such assignment shall adversely affect Subtenant's rights or responsibilities under this Sublease. Any violation of any provision of this Sublease by any assignee, subtenant or other occupant shall be deemed a violation by the original Subtenant named herein, and the then Subtenant and any other person(s) who at any time was or were Subtenant, it being the intention and meaning that the original Subtenant named herein, the then Subtenant and any other person(s) who at any time was or were Subtenant shall all be liable to Sublessor for any and all acts and omissions of any and all assignees, subtenants and other occupants of the Subleased Premises. If this Sublease shall be assigned or if the Subleased Premises or any part thereof shall be sublet or occupied by any person or persons other than the original Subtenant named herein, Sublessor may collect rent from any such assignee and/or any subtenants or occupants, and apply the net amounts collected to Fixed Rent and Additional Charges, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Section, or the acceptance of the assignee, subtenant or occupancy as Subtenant, or a release of any person from the further performance by such person of the obligations of Subtenant under this Sublease.

           (f) Notwithstanding anything to the contrary set forth in this
Section 17, so long as Subtenant shall not be in default under any of the terms, covenants or conditions of this Sublease, Subtenant may, without the prior written consent of Sublessor but subject to the terms of the Overlease and following written notice thereof to Sublessor, permit all or any portion of the Subleased Premises to be used by an entity which is an affiliate (as such term is defined in Subsection 2.02(n) of the Overlease) of Subtenant upon such terms and conditions (but subject to the terms of this Sublease) as Subtenant and any such affiliate may mutually agree.

           (g) If, for any reason whatsoever, the ownership of or by Subtenant of an affiliate set forth in Subsection 17(f) hereof which is a corporation is reduced to less than a majority of the shares of all classes of voting stock therein, such reduction shall constitute a prohibited assignment of this Sublease or a sublease of all or a portion of the Subleased Premises, as the case may be, and Subtenant shall cause any such affiliate to vacate that portion of the Subleased Premises which it occupies simultaneously with the occurrence of any such reduction. The failure of the affiliate promptly to vacate that portion of the Subleased Premises promptly which it occupies shall constitute a substantial default under the terms of this Sublease and Sublessor shall have all the rights and remedies set forth herein in the event of a default by Subtenant.

           18. INSURANCE. Notwithstanding anything to the contrary set forth in
               ---------
Section 8.03 of the Overlease, Subtenant shall maintain throughout the term of this Sublease comprehensive general public liability insurance in respect of the Subleased Premises and the conduct and operation of business therein, with Sublessor and Overlandlord listed as additional insureds, with limits of not less than One Million Dollars ($1000,000.00) for bodily injury or death to any one person and One Million Dollars ($1000,000.00) for bodily injury or death to any number of persons in any one occurrence, and One Million Dollars ($1,000,000.00) for property damage, including water damage and sprinkler leakage legal liability, with no penalty to Sublessor or Overlandlord resulting from deductibles or self-insured retentions effected in Subtenant's insurance coverage. Any such comprehensive general public liability insurance shall be written on the 1973 ISO occurrence format with no "claims made" provisions applying if such ISO occurrence format is then available and, if not available, any successor thereto or otherwise comparable format. Subtenant agrees that upon notice of Sublessor the aforesaid amounts of insurance shall be increased to such reasonable amounts as may be then customary in New York City for comparable space in comparable buildings. Subtenant shall deliver to Sublessor and Overlandlord a fully paid-for policy or certificate evidencing the foregoing coverage promptly following the date hereof and in any event prior to the Commencement Date. Subtenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Subtenant shall deliver to Sublessor and Overlandlord such renewal policy or certificate at least thirty (30) days before the expiration of any existing policy. In the event Subtenant fails so to deliver such renewal policy or certificate at least thirty (30) days before the expiration of any existing policy, Sublessor shall have the right, but not the obligation, to obtain the same and the cost thereof shall constitute Additional Charges payable hereunder. All such policies shall be issued by companies licensed to do business in the State of New York, and shall be rated "A" or better by Best's Insurance Guide, and all such policies shall contain a provision whereby the same cannot be canceled or modified unless Sublessor and Overlandlord are given at least twenty (20) days' prior written notice of such cancellation or modification. Notwithstanding anything to the contrary set forth herein, Subtenant acknowledges and agrees that Sublessor shall have no obligation or responsibility whatsoever, to Subtenant to obtain or maintain the insurance referenced in Sections 8.05, 8.06 and 8.07 of the
Overlease: Subtenant further acknowledges and agrees that such insurance shall be obtained or maintained by Overlandlord and not by Sublessor.

           19. ESTOPPEL CERTIFICATES. Subtenant shall, within ten (10) days
               ---------------------
after each and every request by Sublessor, execute, acknowledge and deliver to Sublessor, without cost or expense to Sublessor, a statement in writing (a) certifying that this Sublease is unmodified and, to the best knowledge of Subtenant, is in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating such modifications), (b) specifying the dates to which Fixed Rent and Additional Charges have been paid, (c) stating whether or not, to the best knowledge of Subtenant, Sublessor is in default in performance or observance of its obligations under this Sublease and, if so, specifying each such default, (d) stating whether or not, to the best knowledge of Subtenant, any event has occurred which, with the giving of notice or passage of time, or both, would constitute a default by Sublessor under this Sublease, and, if so, specifying each such event, and (e) containing such other information with respect to the Subleased Premises or this Sublease as Sublessor shall reasonably request. Any such statement delivered pursuant to this Section may be relied upon by any prospective assignee, transferee or mortgagee of the leasehold estate under the Sublessor.

           20. ALTERATIONS. Notwithstanding anything to the contrary set forth
               -----------
in Article 10 of the Overlease, as the same has been incorporated herein by reference, Subtenant shall not make or cause, suffer or permit the making of any alteration, addition, change, replacement, installation or addition in or to the Subleased Premises without obtaining the prior consent of Sublessor and, if required, Overlandlord in each instance.

           21. RIGHT TO CURE SUBTENANT'S DEFAULTS. If Subtenant shall at any
               ----------------------------------
time fail to make any payment or perform any other obligation of Subtenant hereunder, then Sublessor shall have the right, but not the obligation, after the lesser of five (5) days' notice to Subtenant or the time within which Overlandlord may act on Sublessor's behalf under the Overlease, or without notice to Subtenant in the case of any emergency, and without waiving or releasing Subtenant from any obligations of Subtenant hereunder, to make such payment or perform such other obligation of Subtenant in such manner and to such extent as Sublessor shall deem necessary, and in exercising any such right, to pay any incidental costs and expenses, employ attorneys and other professionals, and incur and pay attorneys' fees and other costs reasonably required in connection therewith. Subtenant shall pay to Sublessor upon demand all sums so paid by Sublessor and all incidental costs and expenses of Sublessor in connection therewith, together with interest thereon at the Interest Rate (as such term is defined in Section 2.01(g) of the Overlease), or the then maximum lawful interest rate, whichever shall be less, from the date of the making of any such expenditures.

           22. BROKERAGE. Subtenant represents and warrants to Sublessor that no
               ---------
broker or other person had any part, or was instrumental in any way, in bringing about this

Sublease, other than Colliers ABR, Inc. (the "Broker"). Subtenant agrees to indemnify, defend and hold harmless Sublessor from and against any claims made by any broker or other person other than the Broker for a brokerage commission, finder's fee, or similar compensation by reason of or in connection with this Sublease, and any loss, liability, damage, cost and expense (including, without limitation, attorneys' fees and expenses) in connection with such claims if such broker or other person claims to have had dealings with Subtenant with respect to the Subleased Premises. Sublessor agrees to pay the commission of the Broker earned in connection with this transaction, if any, in accordance with the terms of the agreement between Sublessor and the Broker.

           23. WAIVER OF JURY TRIAL AND RIGHT TO COUNTERCLAIM. In addition to
               ----------------------------------------------
the covenants set forth in Article 26 of the Overlease, as incorporated herein by reference, the parties hereto hereby waive all right to trial by jury in any summary action or other action, proceeding or counterclaim arising out of or in any way connected with this Sublease, the relationship of Sublessor and Subtenant, the Subleased Premises and the use and occupancy thereof, and any claim of injury or damages. Subtenant also hereby waives all right to assert or interpose a counterclaim in any summary proceeding or other action or proceeding to recover or obtain possession of the Subleased Premises.

           24. NO WAIVER. The failure of either party hereto to insist in any
               ---------
one or more cases upon the strict performance or observance of any obligation of the other party hereto hereunder or to exercise any right or option contained herein shall not be construed as a waiver or relinquishment for the future of any such obligation of such other party or any right or option of such party. Sublessor's receipt and acceptance of Fixed Rent or Additional Charges, or Sublessor's or Subtenant's acceptance of performance of any other obligation by Subtenant or Sublessor, as the case may be, with knowledge of Subtenant's or Sublessor's breach of any provision of this Sublease, shall not be deemed a waiver of such breach. No waiver by either party hereto of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by both parties hereto.

           25. COMPLETE AGREEMENT. There are no representations, agreements,
               ------------------
arrangements or understandings, oral or written, between the parties relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties hereto.

           26. SUCCESSORS AND ASSIGNS. The provisions of this Sublease, except
               ----------------------
as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns. In the event of any assignment or transfer of the leasehold estate under the Overlease by Sublessor or any successor in interest thereto, the transferor or assignor, as the case may be, shall be and hereby is entirely relieved and freed of all obligations under this Sublease.

           27. INTERPRETATION. Notwithstanding the place of execution or
               --------------
performance of this Sublease, this Sublease shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without reference to principles of conflict of laws. If any provision of this Sublease or application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected, but rather shall be enforced to the maximum extent permitted by law. The captions, headings and titles in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, which covenant, agreement, obligation or other provision shall be construed and interpreted in the context of the Sublease as a whole. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word "person" as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

           28. WAIVER OF IMMUNITY AND CONSENT TO JURISDICTION. To the extent
               ----------------------------------------------
that Subtenant or any of its property has, or may hereafter acquire, directly or indirectly, any right of immunity from the jurisdiction of any court or from any legal process (including immunity from attachment prior to judgment) on the grounds of diplomatic status or sovereignty, Subtenant hereby irrevocably waives any such right of immunity in respect of its obligations arising under or in connection with this Sublease or Subtenant's occupancy of the Subleased Premises. Subtenant represents and warrants to Sublessor that it is not now entitled, directly or indirectly, to any such diplomatic or sovereign immunity and should Sublessor or Overlandlord bring any suit, action or proceeding in the State of New York or any other jurisdiction to enforce any obligation or liability of Subtenant arising under or in connection with this Sublease or Subtenant's occupancy of the Subleased Premises, no such immunity shall be claimed by or on behalf of Subtenant.

           29. SECURITY DEPOSIT. (a) Subtenant has deposited with Sublessor on
               ----------------
the date of execution and delivery of this Sublease a check, subject to collection, in the amount of Fifty-Eight Thousand Four Hundred Fifty-Eight and 33/100 Dollars ($58,458.33) (the "Security Deposit") as security for the full and punctual performance by Subtenant of all of its obligations under this Sublease. Sublessor covenants and agrees that it shall invest the Security Deposit in U.S. Treasury Bills having reasonable maturities taking into account the proposed Expiration Date of this Sublease at such a yield as shall be available. If the U.S. Treasury Bills held by Sublessor do not mature before the Expiration Date, Sublessor shall either deliver said U.S. Treasury Bills to Subtenant or shall sell them prior to maturity. For purposes of this Agreement, a transfer of U.S. Treasury Bills to Subtenant shall be deemed to constitute delivery thereof. Subtenant acknowledges and agrees that Sublessor shall have no liability for any loss occasioned by investment of the Security Deposit as aforesaid, or for any failure to obtain the maximum possible yield from the Security Deposit.

           (b) In the event of any default by Subtenant hereunder, Sublessor shall have the right, but shall not be obligated, to use, apply or retain all or any portion of the security deposit for (i) the payment of any Fixed Rent, Additional Charges or any other sum as to which Subtenant is in default, (ii) the payment of any amount which Sublessor may spend or become obligated to spend to repair damage to the Subleased Premises or the Building for which repairs Subtenant is liable, or (iii) the payment of any amount Sublessor may spend or become obligated to spend, or for the compensation of Sublessor for any losses incurred, by reason of Subtenant's default, including, but not limited to, any damage or deficiency arising in connection with the reletting of the Subleased Premises and all associated legal fees. If any portion of said deposit is so used or applied, then, within three (3) business days after written notice to Subtenant of such use or application, Subtenant shall deposit with Sublessor cash or a check in an amount sufficient to restore the Security Deposit to its original amount, and Subtenant's failure to do so shall constitute a default under this Sublease.

           (c) Within thirty (30) days after the expiration of the term of this Sublease, and provided Subtenant has vacated the Subleased Premises and is not in default hereunder, Sublessor shall return such Security Deposit to Subtenant, less such portion thereof as Sublessor shall have appropriated to satisfy any default by Subtenant hereunder. The use, application or retention of the Security Deposit, or any portion thereof, by Sublessor shall not prevent Sublessor from exercising any other right or remedy provided by this Sublease or by law, and shall not limit any recovery to which Sublessor may otherwise be entitled. The Security Deposit shall not be assigned or encumbered by Subtenant.

           (d) In the event of the sale or transfer of Sublessor's interest in the Subleased Premises, Sublessor shall have the right to transfer the Security Deposit to the purchaser or transferee, in which event Subtenant shall look only to the purchaser or transferee for the return of the Security Deposit, and Sublessor shall be released from all liability to Subtenant for the return of such Security Deposit.

           30. CLEANING AND OTHER SERVICES. (a) Notwithstanding anything to the
               ---------------------------
contrary contained herein, Subtenant acknowledges and agrees that any and all cleaning services to be provided to the Subleased Premises shall be performed by Overlandlord or the Cleaning Contractor (as defined in the Cleaning Agreement) in accordance with the terms of Article 14 of the Overlease and the Cleaning Agreement, a true and complete copy of which is annexed hereto as Exhibit D. Sublessor and Subtenant agree that the Fixed Rent set forth in Section 9 hereof shall include Subtenant's Proportionate Share of the fixed annual cleaning fee for the Subleased Premises payable pursuant to Section 3(a) of the Cleaning Agreement, but shall not include any cleaning cost escalation payable pursuant to Section 4 of the Cleaning Agreement in excess of cleaning costs incurred by Sublessor in respect of the Subleased Premises for calendar year 1996, and Subtenant shall pay, as and for Additional Charges in accordance with the terms of this Sublease, any and all escalations or additional charges levied by Overlandlord or the Cleaning Contractor, as the case may be, in excess of any sums payable in respect of cleaning services for calendar year 1996 in respect of the Subleased Premises. Sublessor agrees that Subtenant shall have and enjoy the same rights which Sublessor, as tenant under the Overlease, has to performance by Overlandlord or the Cleaning Contractor of any service to be provided pursuant to Article 14 of the Overlease or pursuant to the Cleaning Agreement, respectively. In no event shall Sublessor be liable to Subtenant for the failure of Overlandlord or the Cleaning Contractor to perform any such services; provided, however, that Sublessor agrees to use all reasonable efforts to cause Overlandlord or the Cleaning Contractor to perform any such services.

           (b) Subject to the terms of Section 4 hereof, Sublessor covenants and agrees that it shall make available to the Subleased Premises from 8:00 a.m. to 8:00 p.m. on Business Days (as such term is defined in Section 2.01 of the Overlease) and from 8:00 a.m. to 1:00 p.m. on Saturdays no less than Subtenant's Proportionate Share of the capacity of the Building's HVAC systems allocated to Sublessor pursuant to the Overlease, including chilling, ventilation and air volume capacities and CFMs. Such availability shall include, in the case of air conditioning, no less than twenty-five (25) tons of condenser water in the Building's cooling towers and cells.

           (c) Subject to the terms of Section 4 hereof, Sublessor further agrees that it shall make available at all times to the Subleased Premises no less than Subtenant's Proportionate Share of hot and cold water provided by Overlandlord for the operation of any lavatories and drinking fountains located in the Subleased Premises.

           (d) Sublessor covenants and agrees that it shall promptly forward to Overlandlord any request of Subtenant that Overlandlord furnish replacement lighting, tubes, lamps, starters, bulbs and ballasts (collectively, "Lighting Equipment") required by Subtenant in the Subleased Premises; provided, however, that (i) Subtenant shall reimburse Overlandlord for the cost of any such Lighting Equipment promptly following demand therefor, and (ii) Sublessor shall have no liability to Subtenant in the event that Overlandlord shall fail to comply with any such request, or in the event of any loss, cost, damage or expense resulting from the inadequacy or failure of any such Lighting Equipment. Nothing set forth herein shall be construed to obligate Subtenant to purchase any such Lighting Equipment from either Sublessor or Overlandlord.

           (e) Upon the written request of Subtenant and other tenants or subtenants leasing greater than sixty percent (60%) in the aggregate of the space leased to Sublessor pursuant to the Overlease, Sublessor shall request that Overlandlord, within the respective times prescribed by law for such purposes and in accordance with the terms of the Overlease,

          (i) file an application with the Tax Commission of the City of New York, or with such other body as shall have the power to fix or review assessed valuations, for reduction of the assessed valuation of the Real Property (as such term is defined in the Overlease), and, unless a reduction acceptable to Overlandlord is made,

          (ii) file a petition or other appropriate pleading for the purpose of obtaining a judicial review of such assessed valuation.

Sublessor agrees to provide to Subtenant the information supplied by Overlandlord to Sublessor pursuant to Subsection 6.02(e) of the Overlease. Any charges incurred by Sublessor or Overlandlord in connection with the application, petition, or other pleading set forth in this Section 30 shall be payable as and for Additional Charges by Subtenant and any other tenants or subtenants requesting the filing or maintaining of any such application, petition or other pleading pro rata in accordance with the square footage of
                           --- ----
space in the Building leased or subleased to such parties.

           (f) Sublessor agrees to cause Overlandlord to provide Subtenant no less than Subtenant's Proportionate Share of space, but in no event fewer than four (4) listings, on the Building directory in the ground floor lobby of the Building for the purpose of identifying Subtenant and its employees.

           (g) Sublessor shall not be obligated to provide or maintain any security patrol or security system with respect to the Subleased Premises but will permit Subtenant, at its sole cost and expense, to use the card reader systems currently mounted on the doors located in the Subleased Premises which card reader systems Sublessor shall disconnect from Sublessor's existing security system.

           31. SUBTENANT ELECTRICITY. The parties hereto acknowledge and agree
               ---------------------
that the Subleased Premises are separately metered for electrical energy and that any and all electrical energy to be supplied to the Subleased Premises shall be supplied directly by the public utility company then serving the Building with such service and Subtenant shall be responsible for making all such arrangements therefor with such public utility company. Subtenant shall pay the amount set forth on each month's bill for electrical energy directly to the utility company supplying such electrical energy. In no event shall Sublessor be liable to Subtenant for the failure of such utility company to supply such electrical energy to the Subleased Premises.

           32. ENVIRONMENTAL MATTERS. Subtenant covenants and agrees that it
               ---------------------
shall not permit any materials to be used in the Subleased Premises in violation of any applicable environmental law, and hereby indemnifies Sublessor for any loss incurred by Sublessor as a result of the breach of the foregoing covenant and agreement in accordance with the terms of Section 7 hereof. Each of the parties hereto agrees promptly to notify the other in the event that it becomes aware of any violation of any applicable environmental law affecting the Subleased Premises.

           33. QUIET ENJOYMENT. If, and so long as, Subtenant pays the Fixed
               ---------------
Rent and Additional Charges and keeps, observes and performs each and every term, covenant and condition of this Sublease on the part or on behalf of Subtenant to be kept, observed and performed, Subtenant shall peaceably and quietly enjoy the Subleased Premises throughout the term of this Sublease without hindrance by Sublessor, subject to the provisions of this Sublease, the Overlease, and any matter to which this Sublease and the Overlease are or may be subject and subordinate.

           IN WITNESS WHEREOF, Sublessor and Subtenant have hereunto executed this Sublease as of the day and year first above written.


                                    CS FIRST BOSTON CORPORATION


By:  [SIGNATURE APPEARS HERE]       By:  [SIGNATURE APPEARS HERE]
   ----------------------------        ----------------------------
   Title: Managing Director            Title: Director


                                    MICHAEL STRAUSS, INC. D/B/A
                                    AMERICAN HOME MORTGAGE

                                    By:  /s/ Michael Strauss
                                       ----------------------------
                                       Title: President

                                   EXHIBIT A
                                   ---------

                              Subleased Premises
                              ------------------

            [GRAPH OF CS FIRST BOSTION FURNITURE PLAN APPEARS HERE]




        CS First Boston: Corporate Services: Furniture Plan T49 - 028

                                   EXHIBIT C
                                   ---------

                                    Exhibit C


                               CLEANING AGREEMENT
                               ------------------

     AGREEMENT dated May 17. 1984 by and between Solstead Associates, a New York limited partnership having an office c/o Solomon Equities, Inc., Suite 1401, 400 Madison Avenue, New York, New York 10017 ("Contractor"), and THE FIRST BOSTON CORPORATION, a Massachusetts corporation having an office at 55 East 52nd Street, New York, New York 10055 ("Tenant").


                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, Tenant is the tenant of the entire twenty-fifth through forty-fourth rental floors (the "Premises") of the building (the "Building") know as Tower 49 erected by Solstead Associates on East 49th Street, between Fifth Avenue and Madison Avenue, New York, New York, pursuant to that certain agreement of lease dated concurrently herewith between Solstead Associates and Tenant (the "Lease""); and

     WHEREAS, Tenant desires to obtain cleaning services for the Premises during the term of the Lease; and

     WHEREAS, Solstead Associates is desirous and willing to furnish the cleaning services requested by Tenant throughout the term of the Lease or, at the option of Solstead Associates, to assign this agreement to the manager of the Building or to some other entity performing or arranging for such cleaning services in the Building;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, Contractor and Tenant for themselves, their successors and assigns covenant and agree as follows:

     1. Contractor shall perform the cleaning services on business days (as defined in Article 13 hereof) in the Premises as provided in (i) the Cleaning Specifications which are annexed hereto, made a part hereof and incorporated herein by reference and (ii) Article 16 hereof. Notwithstanding the foregoing, Contractor will not be required to furnish any services:

          (a) except as provided in the Cleaning Specifications and Article 16 hereof; and

          (b) in any kitchen or food preparation area of the Premises, provided, however, that any areas available to persons utilizing the food services provided by such kitchen or food preparation area shall not be considered part of the kitchen or food preparation area.

If Tenant shall desire additional cleaning services, Tenant shall pay Contractor, as an additional cleaning fee hereunder, within ten (10) days after demand therefor from Contractor, Contractor's actual out-of-pocket expenses for such additional cleaning services plus fifteen percent (15%) of such expenses for Contractor's administration costs. Contractor will furnish Tenant with copies of such data as

Tenant may reasonably request to verify such out-of-pocket expenses. Contractor represents that the quality of the cleaning services to be furnished hereunder shall be comparable to that of the services of other contractors in first class office buildings in the area of the Building. Contractor reserves the right to employ such subcontractors as Contractor may from time to time determine.

     2. The term of this agreement shall commence on the Commencement Date of the Lease (as that term is defined therein) and shall expire upon the expiration or sooner termination of the Lease (as provided therein). Tenant shall promptly notify Contractor in writing if Tenant elects to renew the Lease after the initial 15-year term thereof as provided in Section 1.03 of the Lease.

     3. (a) Subject to the provisions of subdivision (b) of this Article providing for adjustments of the fixed annual cleaning fee, Tenant shall pay to Contractor a fixed annual cleaning fee for the services provided hereunder at the annual rate of $610,000.00, which Tenant agrees to pay in equal monthly installments in advance on the first day of each and every calendar month during the term of this agreement. The fixed annual cleaning fee and any cleaning cost escalation (as provided in Article 4 of this agreement) and all other charges herein reserved or payable shall be payable to Contractor at the office of Contractor or at such other place as Contractor may designate, by a good and sufficient check draw on a New York City bank which is a member of the New York Clearing House or a successor thereto, without demand therefor and without any deduction, off-set or abatement whatsoever, except as expressly provided herein. The fixed annual cleaning fee shall be prorated and adjusted for any month during the term hereof which is less than a full calendar month on a per diem basis.

     (b) The fixed annual cleaning fee has been computed at the rate of $2.00 per year for each square foot of rentable space within the Premises. Contractor and Tenant acknowledge that the Lease now provides that each full rental floor in the Premises contains 15,250 rentable square feet. If pursuant to the provisions of the Lease there shall be any redetermination of the rentable square footage in the Premises and as a result thereof the fixed annual rental under the Lease is adjusted. Contractor and Tenant shall make a corresponding adjustment of the fixed annual cleaning fee payable hereunder at the rate of $2.00 per square foot of rentable space in the Premises as so redetermined. The fixed annual cleaning fee shall also be reduced at the rate of $2.00 for each square foot of rentable space within Premises which shall be used as a kitchen or food preparation area and for any portion of the Premises prior to the initial occupancy thereof by Tenant or any other occupant claiming by or through Tenant, so long as Contractor shall not be required by Tenant to furnish cleaning services therein. The determination of the number of square feet of rentable space contained within such kitchen or food preparation area or such unoccupied area shall be made jointly by Contractor and Tenant as soon as possible after the Commencement Date of the Lease and thereafter if there is any change in such kitchen or food preparation area or such unoccupied area in which Contractor shall not furnish cleaning services. If Contractor and Tenant are unable to agree on such determination, either of them shall have the right to have any dispute with respect to the foregoing determined by arbitration pursuant to Article 8, which arbitration shall be by three (3) architects each of whom shall have at least ten (10) years experience in the design, construction and finishing of major office buildings in the City of New York. Contractor and Tenant shall execute any amendment of this agreement which may be required to effect the intent of this paragraph.

     (c) If Tenant shall elect to occupy any portion of the Premises prior to the Commencement Date as provided in Section 1.05 of the Lease, within five (5) business days after receipt from Tenant of a written request therefor, Contractor shall commence providing the cleaning services called for in this agreement in those portions of the

Premises designated by Tenant in such request; provided that Tenant shall pay Contractor for such services at the rate of $2.00 per year per rentable square foot of such designated areas (which shall not include kitchen or food preparation areas or unoccupied areas), payable in equal monthly installments, in advance, on the first day of each calendar month (prorated on a per diem basis for periods of less than a full calendar month) and shall also pay any cleaning cost escalation, appropriately prorated on a per square foot basis for such areas, which would have been payable had the term of this agreement commenced, Any redetermination of or disagreement as to the number of square feet in the areas so designated by Tenant shall be dealt with in accordance with paragraph (b) of this Article as if the term of this agreement had commenced.

     4. Tenant shall also pay to Contractor cleaning cost escalation in accordance with this Article.

     (a) Definitions: For the purpose of this Article, the following definitions shall apply:

         (i) Base Labor Rate" shall mean the Labor Rate (as defined in subsection (ii) of this Section) for calendar year 1983 as presently contained in the agreement between the Realty Advisory Board on Labor Relations, Inc. and Local 32B-32J of the Building Service Employees International Union AFL-CIO, which

Base Labor Rate shall not be changed in the event of any change hereafter made in such agreement with respect to said labor rate for calendar year 1983 nor affected by any cost of living adjustments provided for in such agreement.

         (ii) "Labor Rate" shall mean the average hourly cost, inclusive of allocations and apportionments of taxes and fringe benefits incident, applicable, allocable or related thereto, for an hour's work by a porter engaged to work full time, based on the minimum regular hourly wage rate for such employment, determined as follows:

             (x) The minimum regular hourly wage rate shall be the rate for employment of porters in Class A office buildings from time to time established by agreement between the Realty Advisory Board on Labor Relations, Inc. and Local 32B-32J of the Building Service Employees International Union AFL-CIO or by the successors to either or both of them, which rate shall be used in computations under this Article 4 whether or not porters' wages are actually paid by or for Contractor or by independent contractors who furnish such services to the Premises.

             (y) The term "porters" shall mean that classification of employee engaged in the general maintenance and operation of office buildings most nearly comparable to that classification now applicable to porters in the agreement in force in 1983 with said Local 32B-32J (which classification is presently termed "others" in said agreement).

             (z) The term "fringe benefits" shall mean all fringe benefits, including amounts for, allocable to or attributable to: pensions and welfare funds; vacations, holidays, sick days, birthdays, jury duty, medical checkup, lunch hours, relief time, "personal" days and other paid time off; bonuses; and social security, unemployment, disability benefits, health, life, accident, workmen's compensation and other types of insurance. If length of service shall be a factor in determining any element of fringe benefits, it shall be conclusively presumed that all employees have completed one year of service on the last day of the calendar year reflected in the date of this agreement, plus one additional year of service at the end of each calendar year thereafter during the term hereof.

If there is no such union agreement in effect at any time during the term hereof, then all computations and payments called for in this Article shall nevertheless be made, but shall be made on the basis of the regular hourly wage rates, plus taxes and fringe benefits incident, allocable, or applicable thereto, actually being paid or accrued at such time by the Contractor, or by the contractor performing the cleaning services for Contractor, for such porters, and appropriate retroactive adjustment shall thereafter be made if and when the minimum regular hourly wage rate pursuant to such agreement is finally determined. If any such union agreement shall require the regular employment of porters on days or during hours when overtime or other premium pay rates are in effect, then the "regular hourly wage rate", as used above, shall be deemed to mean the actual weekly wage rate, divided by the actual hours in a calendar week during which such porters are required to be employed (if, for example, as of October 1, 1985, such an agreement shall require the regular employment of building porters for forty (40) hours during a calendar week at a regular hourly wage rate of $4.00 for the first thirty (30) hours, and premium or overtime hourly wage rate of $5.50 for the remaining ten hours, then the "regular hourly wage rate" under this Article 4, as of October 1, 1985, shall be deemed to be the total weekly wage rate of $175,000 divided by forty (40), the total number of required hours of employment, which equals $4,375).

         (iii) "Contractor's Statement" means a statement certified by Contractor or containing a computation of or information relating to any cleaning cost escalation.

         (iv) "Operation Year" means each calendar year that includes any part of the term hereof.

     (b) In the event that the Labor Rate in effect on the first day of any Operation Year shall exceed the Base Labor Rate, Tenant shall pay to Contractor, as an additional cleaning fee for such Operation Year, cleaning cost escalation in an amount equal to the product obtained by multiplying (i) the percentage increase between the said Labor Rate in effect on the first day of such Operation Year and the Base Labor Rate by (ii) the fixed annual cleaning fee, By or after the start of the first Operation Year and by or after the start of each

Operation Year thereafter, Contractor shall furnish to Tenant a Contractor's Statement setting forth in reasonable detail a calculation of the Labor Rate in effect on the first day of such Operation Year and the cleaning cost escalation, if any, which shall be due hereunder from Tenant to Contractor, Any such cleaning cost escalation shall be paid as provided in (c) below.

     (c) Each annual amount of cleaning cost escalation due by reason of the foregoing shall commence to be payable, in equal monthly installments, as of the first day of the period for which the Labor Rate shall exceed the Base Labor Rate. After Contractor shall furnish Tenant with a Contractor's Statement relating to any increase in the Labor Rate, such monthly installments of cleaning cost escalation, equal to one-twelfth (1/12) of the annual amount determined above, shall be paid by Tenant to Contractor until a new change takes place in the Labor Rate. In the event that the Contractor's Statement is furnished to Tenant after the commencement of the relevant Operation Year, there shall be promptly paid by Tenant to Contractor any additional amount of cleaning cost escalation theretofore accrued or allocable to the period prior to the furnishing of the said Contractor's Statement. In the event Tenant shall have made any overpayment of cleaning cost escalation because a Contractor's Statement is furnished to Tenant after a downward change in the Labor Rate, the amount of such overpayment shall be promptly refunded to Tenant. In the event that the Labor Rate shall be changed or shall change more frequently than once a year, the adjustment hereunder shall similarly be made by Contractor in an additional Contractor's Statement furnished by Contractor, so as to reflect such change in the monthly installments of cleaning cost escalation, as of the effective date of each such change. In the event the fixed annual cleaning fee shall be adjusted pursuant to Article 3(b), from and after the effective date of such adjustment, the cleaning cost escalation, if any, for the remaining portion of the relevant Operation Year shall be recalculated using such new fixed annual cleaning fee and Contractor shall furnish Tenant with a Contractor's Statement setting forth such recalculation. Any additional amount or overpayment of cleaning cost escalation resulting from such recalculation shall be promptly paid by or refunded to Tenant, as applicable.

     (d) The Contractor's Statements thus furnished to Tenant shall constitute a final determination as between Contractor and Tenant of the Labor Rate and cleaning cost escalation for the periods represented thereby, unless Tenant within six (6) months after they are furnished shall give a notice to Contractor that it disputes their accuracy, which notice shall specify the respects in which the statement is inaccurate. Pending the resolution of such dispute, Tenant shall pay the cleaning cost escalation to Contractor in accordance with the statements furnished by Contractor. Any such dispute as to the accuracy of the calculations in said statements shall be resolved by arbitration in accordance with the provisions of Article 8 hereof, which arbitration shall be by three (3) arbitrators each of whom shall have at least ten (10) years' experience in the supervision of the operation and management of major office buildings in Manhattan. Whenever a dispute is to be determined by arbitration as provided anywhere in this agreement, pending such determination, Tenant shall pay to Contractor the full amount claimed without diminution, abatement or offset. If the dispute is determined favorably to Tenant. Contractor shall be obligated to pay to Tenant, within ten (10) days after service upon Contractor of the notice of such determination, the full amount of such diminution, abatement or offset to which the Tenant was entitled, together with interest thereon at the rate publicly announced by Citibank, N.A. as its "base rate" on the date on which Tenant paid the amount being recovered, from the date Tenant paid such amount to

Contractor to the date Tenant is paid the entire amount due to Tenant, failing which Tenant shall have the right to offset such amount against the installments of fixed annual cleaning fee next falling due hereunder.

     (e) If the commencement date of the term of this agreement is not the first day of an Operation Year, then, subject to any later changes in the Labor Rate, the cleaning cost escalation due hereunder for the Operation Year in which such commencement date occurs shall be a proportionate share of said cleaning cost escalation for the entire Operation Year, said proportionate share to be based upon the length of time that the term hereof shall be in existence during such Operation Year. Upon the date of any expiration or termination of this agreement, whether the same be the date hereinabove set forth for the expiration of the term hereof or any prior or subsequent date, a proportionate share of said cleaning cost escalation for the Operation Year during which such expiration or termination occurs shall immediately become due and payable by Tenant to Contractor, if it was not theretofore already billed and paid. The said proportionate share shall be based upon the length of time that the term hereof shall have been in existence during such Operation Year. Any cleaning cost escalation paid by Tenant in respect of the period from and after such expiration or termination shall be promptly refunded to Tenant. Prior to or promptly after said expiration or termination, Contractor shall compute the cleaning cost escalation, if any, due from or payable to Tenant, as aforesaid, which computations shall either be based on that Operation Year's Labor Rate(s) or, if the same shall then be unavailable for any reason beyond Contractor's control, on an estimate based upon the most recent Contractor's Statements. If an estimate is used then Contractor thereafter, when the same becomes known, shall cause statements to be prepared on the basis of that Operation Year's Labor Rate(s). Upon Contractor's furnishing such statement to Tenant, Contractor and Tenant shall make appropriate adjustments of amounts then owing.

     (f) Contractor's and Tenant's obligation to make the adjustments and payments referred to in subdivisions (c), (d) and (e) above shall survive any expiration or termination of this agreement. Any delay or failure of Contractor in billing for any cleaning cost escalation payable as hereinabove provided shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such cleaning cost escalation hereunder. In no event shall the fixed annual cleaning fee as set forth in Article 3 of this agreement be reduced by virtue of this Article 4.

     5. In the event that Tenant claims that Contractor has not or is not complying with each and all of the terms and provisions of Article 1 of this agreement, Tenant may serve notice to that effect upon Contractor, specifying the respects in which such non-compliance is claimed. If at the expiration of ten (10) days after the giving of such notice, Tenant is still of the opinion that Contractor has not cured the non-compliance, or at any time thereafter Tenant is of the opinion that the non-compliance has recurred, Tenant may demand that the question of whether or not Contractor is so complying be settled by arbitration in accordance with the provisions of Article 8 hereof. If a majority of the arbitrators shall determine that Contractor is not so complying, then Contractor shall have ten (10) days after the rendering of such decision in which to effect such compliance. If the arbitrators shall specifically hold in their decision that the performance of an affirmative act or acts required by Contractor in order to effect such compliance is not reasonably possible within the said ten (10) days and shall certify the time within which Contractor must comply, then Contractor shall comply within the time so specified. In the event that Contractor shall fail to effect such compliance as hereinbefore provided, then Tenant may serve upon Contractor a ten (10) day notice of cancellation of this agreement. Upon the expiration of said ten (10) days, this agreement and the term hereunder shall end and expire as fully and completely as if the date of expiration were the day herein fixed for the end and expiration of this agreement and the term hereof. In such event, the fixed annual cleaning fee and all cleaning cost escalation payable hereunder shall be adjusted and prorated between Contractor and Tenant as of the date of termination. Upon such termination, Tenant acknowledges that the provisions of
Section 14.01 of the Lease shall become operative and Contractor shall have no further responsibility to Tenant hereunder.

     6. If Tenant defaults in making any payment of the fixed annual cleaning fee or cleaning cost escalation as provided in Articles 3 and 4 hereof, Contractor shall have the right to serve a fifteen (15) day notice upon Tenant specifying said default and upon the expiration of said fifteen (15) days, if Tenant shall have failed to remedy such default, then Contractor may serve a ten
(10) day notice of cancellation of this agreement upon Tenant, and, upon the expiration of said ten (10) days, this agreement and the term hereof shall end and expire as fully and completely as if the date of expiration of such ten (10) day period were the day herein definitely fixed for the end and expiration of this agreement and the term hereof. In such event, the fixed annual cleaning fee and all cleaning cost escalation payable hereunder shall be adjusted and pro rated between Contractor and Tenant as of the date of such termination. Upon such termination, Tenant acknowledges that the provisions of Section 14.01 of the Lease shall become operative and neither party shall have any further responsibility to the other accruing hereunder thereafter, except that Tenant shall remain liable to Contractor for any fixed annual cleaning fee and cleaning cost escalation which shall have accrued prior to such termination and shall not have been paid by Tenant to Contractor.

     7. Any notice or demand, consent, approval or disapproval, or statement required to be given by the terms and provisions of this agreement, or by any law or governmental regulation, either by Contractor to Tenant or by Tenant to Contractor, shall be in writing. Unless otherwise required by such law or regulation such notice or demand shall be given, and shall be deemed to have been served and given by Contractor and received by Tenant, upon actual receipt by Tenant or, if earlier, on the second day following the day when Contractor shall have deposited such notice or demand by registered or certified mail enclosed in a securely closed post-paid wrapper, in a United States Government general or branch post office, or official depository with the exclusive care and, custody thereof, addressed to Tenant, attention of the Corporate Secretary, at the address set forth after Tenant's name of page 1 of this agreement. After Tenant shall occupy the Premises, the address of Tenant for notices, demands, consents, approvals or disapprovals shall be the Building. Such notice, demand, consent, approval or disapproval shall be given, and shall be deemed to have been served and given by Tenant and received by Contractor, upon actual receipt by Contractor or, if earlier, on the second day following the day when Tenant shall have deposited such notice or demand by registered or certified mail enclosed in a securely closed post-paid wrapper, in a United States Government general or branch post office, or official depository with the exclusive care and custody thereof, addressed to Contractor at the address set forth after Contractor's name on page one of this agreement. Either party may, by notice as aforesaid, designate a different address or addresses and an additional party for notices, demands, consents, approvals or disapprovals.

          8. (a) Every dispute between the parties which is expressly provided in this agreement to be determined by arbitration shall be resolved in the manner provided in this Article.

          (b) Either party may request arbitration of any such matter in dispute. The party requesting arbitration shall do so by giving notice to that effect to the other party, specifying in said notice the name and address of the person designated to act as an arbitrator on its behalf. Within fifteen (15) days after the service of such notice, the other party shall give notice to the first party specifying the name and address of the person designated to act as an arbitrator on its behalf. If the second party fails to notify the first party of the appointment of its arbitrator, as aforesaid, within the time above specified, then the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where the two arbitrators appointed hereunder and the parties are unable to agree upon such appointment. The two arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed. If the two arbitrators shall not agree upon the question in dispute, they shall together appoint a third arbitrator. In the event of their being unable to agree upon such appointment within thirty (30) days after the appointment of the second arbitrator, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of fifteen (15) days. If the parties do not so agree, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or any organization successor thereto) in accordance with its rules then prevailing or if the American Arbitration Association (or such successor organization) shall fail to appoint said third arbitrator within fifteen (15) days after such request is made, then either party may apply, on notice to the other, to the Supreme Court in the County of New York (or any other court having jurisdiction and exercising functions similar to those now exercised by said Court) for the appointment of such third arbitrator, and the other party shall not raise any question as to such court's full power and jurisdiction to entertain the application and make the appointment. Each arbitrator chosen or appointed pursuant to this Section shall be a person having at least ten (10) years experience in the County of New York in a calling connected with the dispute and the third arbitrator shall be disinterested and such arbitrator shall be the only arbitrator who must be disinterested.

     (c) The arbitration shall be conducted, to the extent consistent with this Article, in accordance with the then prevailing rules of the American Arbitration Association (or any organization successor thereto) in the City and County of New York. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration. The arbitrators shall render their decision and award, upon the concurrence of at least two of their number, within sixty (60) days after the appointment of the third arbitrator. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this agreement.
Judgment may be had on the decision and award of the arbitrators so rendered and may be enforced in accordance with the laws of the State of New York. If for any reason whatsoever the written decision and award of the arbitrators shall not be rendered with sixty (60) days after the appointment of the third arbitrator, either party may apply to the Supreme Court of the State of New York or to any other court having jurisdiction and exercising the functions similar to those now exercised by such court, by action, proceeding or otherwise (but not by a new arbitration proceeding) as may be proper to determine the question in dispute consistently with the provisions of this agreement. Each shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party and the fees and expenses of the third arbitrator and all other expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts and presentation of proof.

           9. (a) If, by reason of (1) strike, (2) labor troubles, (3) governmental pre-emption in connection with a national emergency, (4) any rule, order or regulation of any governmental agency, (5) conditions of supply or demand which are affected by war or other national, state or municipal emergency, or (6) any cause beyond Contractor's control, Contractor shall be unable to fulfill its obligations under this agreement or shall be unable to supply any service which Contractor is obligated to supply, this agreement shall in no way be affected except that Tenant shall be entitled to (i) an abatement of the fixed annual cleaning fee and cleaning cost escalation to the extent of the allocable charge per square foot and the related cleaning cost escalation for any space covered hereunder in which Contractor shall be unable to fulfill its obligations or supply the services required hereunder for any period during which such condition shall exist and/or (ii) an equitable reduction of the fixed annual cleaning fee and cleaning cost escalation for any space covered hereunder in which Contractor shall perform some, but not all, of its obligations and services for any period during which Contractor shall be unable to supply such services or fulfill such obligations. Any dispute as to the amount of equitable reduction of fixed annual cleaning fee and cleaning cost provided for hereunder shall be resolved by arbitration in accordance with the provisions of Article 8 hereof. As Contractor shall learn of the happening of any of the foregoing conditions, Contractor shall promptly notify Tenant of such event and, if ascertainable, its estimated duration and will proceed promptly and diligently with the fulfillment of its obligations as soon as reasonably possible.

           (b) If and for so long as all or any portion of the Premises shall be Untenantable, as such term is defined in the Lease, if Tenant shall notify Contractor of such condition and shall request Contractor to suspend cleaning in such areas, Contractor shall so suspend such cleaning for the duration of such condition and there shall be an equitable abatement of the fixed annual cleaning fee and any cleaning cost escalation payable in respect of such Untenantable space for the duration of such suspension.

           10. (a) Contractor shall supply competent supervisory personnel, proper cleaning materials, implements, machinery and cleaning supplies (except as may be herein other wise specified) for the satisfactory performance of all services. Contractor agrees to supply all of its employees with clean and neat uniforms and to keep these uniforms in good condition and repair, replacing them at sufficient intervals to maintain a constant, well-groomed appearance.

           (b) It is understood that, on infrequent occasions, certain cleaning in certain limited areas involving less than an entire floor, such as a meeting or board room, conference room, private dining room, auditorium, cafeteria or the offices of the top management of Tenant, may be required by Tenant other than or the regularly scheduled times therefor.

Tenant shall use reasonable efforts to communicate to Contractor's supervisory personnel Tenant's special knowledge and awareness of cleaning which unexpectedly becomes necessary from time to time and Contractor shall cause its supervisory personnel to cooperate fully with Tenant so as to seek to achieve the desired results of having all areas of the Premises clean and presentable.

          (c) All labor, materials, equipment and supervision shall be to the reasonable satisfaction of Tenant.

          11. Except for claims arising out of acts caused by the negligence of Tenant or its agents, servants, employees or representatives, Contractor hereby indemnifies and agrees to hold harmless and defend Tenant against any claims, expenses and liabilities arising out of the furnishing of Contractor's services hereunder or out of any default by Contractor hereunder or out of any act of negligence of Contractor or its agents, employees or licensees in connection with this agreement. This indemnity agreement shall also include the defense of Tenant by counsel, reasonably satisfactory to Tenant, and the payment of all reasonable legal fees by Contractor. The foregoing provisions of this Article shall survive the expiration or termination of this agreement.

          12. Contractor shall supply Workmen's Compensation Insurance, Disability Insurance, Commercial Blanket Fidelity

Bond and Comprehensive General Public Liability Insurance, including Contractual Liability Insurance, in amounts reasonably satisfactory to Tenant, and certificates evidencing such insurance and payment of the premiums therefor shall be furnished to Tenant upon request. Such insurance shall be issued by companies qualified to do business in New York and reasonably satisfactory to Tenant. Contractor shall comply with all requirements of governmental authorities and shall furnish to Tenant upon request copies of all permits and licenses required.

          13. As used herein "business days" shall mean all days except Saturdays, Sundays and the days observed by the Federal or the New York State or City governments as legal holidays and such other days as shall be designated as holidays by the applicable operating engineers union or building service employees union contract. Notwithstanding the foregoing, any day on which the New York Stock Exchange or commercial banks in the City of New York are open for business shall constitute a business day.

          14. If Tenant shall not pay any fixed annual cleaning fee or cleaning cost escalation within ten (10) days after the same shall be due hereunder, Tenant shall pay to Contractor a late charge in an amount equal to the rate of interest publicly announce, from time to time, by Citibank, N.A. as its "base rate", on the date on which such payment was due for the period from the date on which the fixed annual cleaning fee or cleaning cost escalation, as the case may be, was due until the date of payment thereof by Tenant to Contractor.

          15. At the request of Tenant, Contractor shall endeavor to employ a limited number of individuals designated by Tenant for the purpose of providing certain of the cleaning services specified hereunder, provided that such individuals shall comply with all union and other legal requirements for employment by Contractor.

          16. Contractor shall remove all refuse and rubbish including, without limitation, refuse commonly referred to as "wet garbage", related to Tenant's vending machines and eating facilities requiring special handling ("Wet Garbage") in connection with the cleaning services to be provided hereunder upon and subject to the following terms and conditions:

          (a) All Wet Garbage shall be deposited by Tenant in a location in the Building designed by the landlord under the Lease adjacent to the freight elevator on the floor on which Tenant's kitchen, food service or food preparation area is located;

          (b) All Wet Garbage shall be contained in sealed reinforced bags or receptacles of customary office size for Wet Garbage; and

          (c) Tenant shall pay to Contractor, as an additional cleaning fee hereunder, within ten (10) days after demand therefor from Contractor, Contractor's actual out-of-pocket expenses for carting the Wet Garbage plus fifteen percent (15%) of such expenses for Contractor's administration costs. Contractor will furnish Tenant with copies of such data as Tenant may reasonably request to verify the carting expenses specified in this subparagraph (c).

          17. This agreement shall bind, and inure to the benefit of, the parties hereto and their respective successors and assigns, and shall be construed in accordance with the laws of the State of New York.

          18. This agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and this agreement may not be amended or modified, nor may any provision hereof be waived, except by a writing signed by the party to be charged. Any such amendment, modification or waiver shall be effective only in the specific instance and for the purpose for which given.

          19. It is expressly agreed and understood that Solstead Associates, as the initial Contractor and the initial landlord under the Lease, shall have the right to assign its rights and obligations under this agreement to (a) any affiliate (as such term is defined in the Lease) of

Solstead Associates that is acting as manager of the Building or supplying cleaning services to the Building or (b) any reputable independent cleaning contractor capable of providing the cleaning services called for in this agreement in a manner commensurate with the status of the Building as a first-class office building in the midtown east area of Manhattan; provided that any such assignee shall assume in writing the obligations of the Contractor hereunder.

IN WITNESS WHEREOF, Contractor and Tenant have duly executed this agreement on the date first above written.

                              SOLSTEAD ASSOCIATES

                              By: Plaza 49 Associates, a General Partner

                              By  /s/ David S. Solomon
                                  ----------------------------------
                                       David S. Solomon
                                       General Partner

                              THE FIRST BOSTON CORPORATION

                              By  /s/ William E. Mayer
                                  ----------------------------------
                                       William E. Mayer
                                       Managing Director

                            Cleaning Specifications
                            -----------------------

GENERAL CLEANING:

NIGHTLY - BUSINESS DAYS

     General Offices:

         1. All hardsurfaced flooring to be swept using approved dustdown preparation.

         2. Carpet sweep all carpeted areas, moving only light furniture (desks, file cabinets, etc. not to be moved).

         3. Hand dust and wipe clean all furniture, fixtures, baseboards and window sills.

         4.   Empty and wipe clean all ash trays and screen all sand urns.

         5.   Empty all wastepaper receptacles and remove wastepaper.

         6.   Dust interiors of all wastepaper disposal cans and baskets.

         7.   Wash clean all water fountains and coolers.

         8.   Sweep all private stairways.

     Lavatories:

         1.   Sweep and wash all floors, using an odorless detergent.

         2. Wash and polish all mirrors, shelves, bright work and enameled surfaces.

         3.   Wash and disinfect all basins, bowls and urinals.

         4.   Wash all toilet seats.

         5. Hand dust and clean all partitions, tile walls, dispensers and receptacles in lavatories and restrooms.

         6.   Paper towel and sanitary receptacles emptied  and cleaned.

         7.   Fill toilet tissue holders and soap dispensers.

WEEKLY

     1. Vacuum clean all carpeting and rugs, including those on stairs, if any.

     2. dust all vertical surfaces such as walls, partitions, door louvers and other surfaces within a person's reach.

     3. Wipe clean all interior metal and remove fingermarks.

EVERY OTHER MONTH

     High dust premises if required, including the following:

     1. Dust all pictures, frames, charts, graphs and similar wallhangings not reached in nightly cleaning.

     2. Dust clean all vertical surfaces such as walls, partitions, doors, ducts and other surfaces not reached in nightly or weekly cleaning.

     3. Dust all pipes, ventilating and air-conditioning louvers, ducts, high mouldings and other high areas not reached in nightly or weekly cleaning.

     4. Dust all venetian blinds and window frames.